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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 17, 1999, except as to the third through sixth paragraphs of
Note 12, which are as of May 11, 1999, and except as to the seventh paragraph of
Note 12 which is as of May 14, 1999, relating to the financial statements of N2H2, Inc. which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP
Seattle, Washington
July 20, 1999